Exhibit 99.1
Red Lion Hotels Expands Board of Directors;
Appoints Raymond R. Brandstrom to Board
SPOKANE, WA, November 13, 2009 — Red Lion Hotels Corporation (NYSE: RLH) today announced that its Board of Directors has voted to expand its membership from seven to eight directors and appointed Raymond R. Brandstrom to fill the new director position.
Mr. Brandstrom currently serves as a director and Executive Vice President—Finance, Secretary and Chief Financial Officer of Emeritus Corporation (NYSE: ESC). Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens. Emeritus Corporation’s Chairman and Co-CEO is Daniel R. Baty, who is a principal of Columbia Pacific Opportunity Fund, L. P., Red Lion’s largest shareholder. In accordance with the company’s bylaws, Mr. Brandstrom was appointed to serve until the company’s next annual meeting of shareholders.
“We are delighted that Ray Brandstrom has accepted our invitation to join Red Lion’s Board of Directors,” said Don Barbieri, Chairman of the Board of Red Lion Hotels Corporation. “Ray has proven to be a very talented and successful director and executive over the years and will bring a high level of experience and business acumen to our Board. I look forward to working with Ray and believe his experience and unique perspective will be a great contribution to the Board as Red Lion continues to strive to create value for its shareholders.”
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of September 30, 2009, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,671 rooms and 431,244 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200